Exhibit 4(n)

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

RIDER

GUARANTEED INVESTMENT PROTECTION

RIDER DATA PAGE

RIDER EFFECTIVE DATE — the Rider Effective Date is the Policy Date, as shown on the Policy Data Page.

RIDER MATURITY DATE — the Policy Anniversary that immediately follows the end of the [twelfth (12th)] Policy Year measured from the Rider Effective Date or the Rider Reset Effective Date, whichever is later.

MAXIMUM RIDER CHARGE — [1.50% annually]

INVESTMENT RESTRICTIONS — This Rider places restrictions on your investment options, as described in this Rider. You must allocate your Premium Payment(s) to the GIPR Allocation Alternatives available under this Rider subject to the restrictions stated in this Rider.

GIPR ALLOCATION ALTERNATIVES

The GIPR Allocation Alternatives are subject to change as described in Provision 7 of this Rider.

Dollar Cost Averaging (DCA) Advantage Account Available:

[6-Month DCA Advantage Account]

INVESTMENT DIVISION OPTIONS:

Under the Investment Divisions, you have the option of either creating a portfolio using the Asset Allocation Categories or creating a portfolio based on the Asset Allocation Models developed by NYLIAC, as shown on the following page. You may withdraw your participation in either alternative at any time by submitting new allocation instructions that conform to the Investment Division restrictions described below. While participating in one of the Asset Allocation Categories or Asset Allocation Models, your current allocations to the Investment Divisions will be automatically rebalanced [each Policy quarter], to conform to your current allocation instructions.

Investment Division Restrictions:

a) You cannot have less than [30%] of your total Premium Payment(s) allocated to [Asset Allocation Category Group A (Fixed Income)] Investment Divisions; and

b) You cannot have more than [70%] of your total Premium Payment(s) allocated to [Asset Allocation Category Group B (Fixed Income and Equity)] Investment Divisions; and

c) You cannot have more than [10%] of your total Premium Payment(s) allocated to [Asset Allocation Category Group C (Equity)] Investment Divisions.

The full list of Asset Allocation Categories and Asset Allocation Models are shown on the following pages.

RIDER DATA PAGE (Cont’d)

ASSET ALLOCATION CATEGORIES

Group A: [Fixed Income]

Minimum Allocation: [30%]

Maximum Allocation: [100%]

MainStay VP Bond

MainStay VP Cash Management

MainStay VP Floating Rate

MainStay VP Government

MainStay VP High Yield Corpate Bond

MainStay VP PIMCO Real Return Portfolio

MainStay VP Unconstrained Bond Portfolio

Group B: [Fixed Income and Equity]

Minimum Allocation: [0%]

Maximum Allocation: [70%]

MainStay VP Balanced

MainStay VP Common Stock

MainStay VP Conservative Allocation Port

MainStay VP Convertible

MainStay VP Cornerstone Growth Portfolio

MainStay VP Growth Allocation Portfolio

MainStay VP ICAP Select Equity Portfolio

MainStay VP Income Builder

MainStay VP Janus Balanced Portfolio

MainStay VP Large Cap Growth

MainStay VP MFS Utilities Portfolio

MainStay VP Marketfield Portfolio

MainStay VP Moderate Allocation Port

MainStay VP Moderate Growth Allocation

MainStay VP S&P 500 Index

MainStay VP T. Rowe Price Equity Income

BlackRock Global Allocation V.I.

Fidelity VIP Contrafund

MFS Investors Trust Series

MFS Research Series

Victory VIF Diversified Stock

Group C: [Equity]

Minimum Allocation: [0%]

Maximum Allocation: [10%]

MainStay VP DFA/DuPont Capital Emerging Mkts

MainStay VP Eagle Small Cap Growth

MainStay VP International Equity

MainStay VP Mid-Cap Core

MainStay VP U.S. Small Cap

MainStay VP Van Eck Global Hard Assets

Columbia VP Small Cap Value Fund Class 2

Dreyfus IP Technology Growth

Fidelity VIP Equity- Income

Fidelity VIP Mid Cap

Invesco V.I. American Value Fund

Janus Aspen Global Research Portfolio

Neuberger Berman AMT Mid Cap Growth

Royce Micro-Cap Portfolio – Inv Cls

UIF U.S. Real Estate Portfolio

RIDER DATA PAGE (Cont’d)

ASSET ALLOCATION MODELS

Note: The Asset Allocation Models listed below conform to the Investment Division restrictions and are the same as those listed on your Policy Data Page.

[Protection]

[30%] MainStay VP Moderate Growth Allocation

[25%] MainStay VP Unconstrained Bond Portfolio

[20%] BlackRock Global Allocation V.I.

[10%] MainStay VP Bond

[5%] MainStay VP Floating Rate

[5%] MainStay VP Marketfield Portfolio

[5%] MainStay VP PIMCO Real Return Portfolio

[Balanced]

[35%] MainStay VP Moderate Growth Allocation

[25%] MainStay VP Unconstrained Bond Portfolio

[15%] Fidelity VIP Contrafund

[10%] MainStay VP Marketfield Portfolio

[5%] MainStay VP Floating Rate

[5%] MainStay VP International Equity

[5%] BlackRock Global Allocation V.I.

[Appreciation]

[35%] MainStay VP Growth Allocation Portfolio

[20%] MainStay VP Marketfield Portfolio

[20%] MainStay VP Unconstrained Bond Portfolio

[10%] MainStay VP Floating Rate

[5%] MainStay VP DFA/DuPont Capital Emerging Mkts

[5%] MainStay VP International Equity

[5%] Fidelity VIP Contrafund

RIDER

GUARANTEED INVESTMENT PROTECTION

This Rider is attached to and made a part of the Policy and is effective as of the Policy Date. Capitalized terms used but not defined in this Rider have the meaning set forth in the Policy. In the case of a conflict between any provisions contained in the Policy and this Rider, the provisions of this Rider will control. Should this Rider terminate, the provisions of this Rider will no longer apply, and any provisions amended or replaced in the Policy by the terms of this Rider will revert back to the provisions of the Policy.

This Rider provides for a guaranteed minimum accumulation benefit. The purpose of the guaranteed minimum accumulation benefit provided under this Rider is to provide the Owner with a guaranteed minimum Policy Accumulation Value on the Rider Maturity Date. This guaranteed minimum accumulation benefit will terminate upon assignment or a change in ownership of the Policy unless the new assignee or Owner meets the qualifications specified in Provision 17 of this Rider.

INVESTMENT /TRANSFER RESTRICTIONS: There are limitations on Premium Payment allocations and transfers. Under this Rider, the Fixed Account is not available as an investment option prior to the Rider Maturity Date. In addition, allocations to Investment Divisions are restricted in accordance with the Asset Allocation Category restrictions, as described in this Rider, prior to the Rider Maturity Date.

By electing this Rider, you agree that any Premium Payment allocation and/or transfer instructions must follow the provisions noted below. Please read all provisions of this Rider carefully.

DEFINITIONS

ASSET ALLOCATION CATEGORY(IES): A group of Investment Divisions of the Separate Account designed by NYLIAC and categorized into individual classes based on investment risk.

ASSET ALLOCATION MODEL: A model portfolio comprised of Investment Divisions of the Separate Account. The model portfolio is designed by NYLIAC and based primarily on investment risk.

GUARANTEED INVESTMENT PROTECTION RIDER ALLOCATION ALTERNATIVE (“GIPR ALLOCATION ALTERNATIVE”): The DCA Advantage Account; the Investment Divisions contained within the Asset Allocation Categories; and any Asset Allocation Models provided under this Rider.

GUARANTEED INVESTMENT PROTECTION RIDER GUARANTEED AMOUNT (“GIPR GUARANTEED AMOUNT”): The dollar amount you are guaranteed to have on the Rider Maturity Date and on which this Rider’s charges are based. The determination of the GIPR

Guaranteed Amount will vary as described in Provision 2 of this Rider.

GUARANTEED INVESTMENT PROTECTION RIDER PROPORTIONAL WITHDRAWAL (“GIPR PROPORTIONAL WITHDRAWAL”): The amount deducted from the GIPR Guaranteed Amount when a Partial Withdrawal is made from the Policy, as described in Provision 3 of this Rider.

RIDER EFFECTIVE DATE: The date on which this Rider is in effect and from which the Rider Maturity Date is measured. This date is equal to the Policy Date. If this Rider is reset, this date is equal to the Rider Reset Effective Date.

RIDER MATURITY DATE: The Policy Anniversary that immediately follows the end of the [twelfth (12th)] Policy Year measured from the Rider Effective Date or the Rider Reset Effective Date, whichever is later.

RIDER RESET EFFECTIVE DATE: The new Rider Effective Date if you reset this Rider. This date will be the Policy Anniversary immediately following the date we receive your request to reset this Rider.

RIDER RISK CHARGE ADJUSTMENT: The charge deducted from the Policy’s Accumulation

Value upon cancellation of this Rider after the 30-day review period described below. This charge is determined as a percentage of the GIPR Guaranteed Amount.

RIDER PROVISIONS

1. What Benefit Does This Rider Provide?

This Rider guarantees that on the Rider Maturity Date, the Policy’s Accumulation Value will be equal to the greater of the Policy’s Accumulation Value on that date, or the GIPR Guaranteed Amount (as described in Provision 2 of this Rider).

If the Policy’s Accumulation Value on the Rider Maturity Date is less than the GIPR Guaranteed Amount, we will credit you the difference between the GIPR Guaranteed Amount and the Policy’s Accumulation Value on the Rider Maturity Date. The difference will be credited to each IPP Allocation Alternative on a pro-rata basis. On the Rider Maturity Date, this Rider will end and the GIPR Guaranteed Amount will become the Policy’s new Accumulation Value.

This Rider will not affect the manner in which the Policy’s Accumulation Value is calculated either before or after the Rider Maturity Date.

2. What Is The GIPR Guaranteed Amount?

The GIPR Guaranteed Amount provided by this Rider is determined as follows:

(a)	At issue: The GIPR Guaranteed Amount is equal to the initial Premium Payment and any Premium Credits and/or Breakpoint Credits applicable to the initial Premium Payment, plus any additional Premium Payments received by us and any Premium Credits and/or Breakpoint Credits applicable to the additional Premium Payments that are applied in the first Policy Year, less all GIPR Proportional Withdrawals (as described below) thereafter.

(b)	At reset: The GIPR Guaranteed Amount is equal to the Policy’s Accumulation Value, less any GIPR Proportional Withdrawals, on the Rider Reset Effective Date, which is the Policy Anniversary immediately following the date we receive your request to reset this Rider.

3. What Is An GIPR Proportional Withdrawal?

When you make a Partial Withdrawal from the Policy, we will reduce the GIPR Guaranteed Amount by the amount of the GIPR Proportional Withdrawal. The GIPR Proportional Withdrawal amount is equal to the amount withdrawn from the Policy (including any amount withdrawn that may include Surrender Charges), divided by the Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the GIPR Guaranteed Amount immediately preceding the withdrawal. The amount withdrawn from each GIPR Allocation Alternative will be either a selected amount or a selected percentage of the Policy’s Accumulation Value withdrawn on a pro-rata basis from each GIPR Allocation Alternative, as specified by you in your request, in accordance with the terms of the Policy.

4. May You Change The GIPR Guaranteed Amount After The Rider Effective Date?

Following the Rider Effective Date, you have the right to “reset” the GIPR Guaranteed Amount at any time prior to the [twelfth (12th)] Policy Year, subject to the following limitation: the Owner and Annuitant must be Age [seventy-eight (78)] or younger on the Rider Reset Effective Date.

If you elect to reset the GIPR Guaranteed Amount, a reset request must be submitted in a form acceptable to us. If the Accumulation Value reaches your specified reset threshold amount, we will reset the GIPR Guaranteed Amount on the Policy Anniversary immediately following the date we receive your reset request.

If you do not specify a reset threshold amount, and the Accumulation Value is greater than the current GIPR Guaranteed Amount, we will automatically reset the GIPR Guaranteed Amount at the Accumulation Value on the Policy Anniversary immediately following the date we receive your reset request. If the Accumulation Value is less than the current GIPR Guaranteed Amount, we will not reset this Rider.

If we reset the GIPR Guaranteed Amount, the Rider Effective Date, the Rider Maturity Date, the

Rider Risk Charge Adjustment, and the charge for this Rider will also be reset on the next Policy Anniversary after we receive your request, which could result in increased charges. Upon reset, the Rider Effective Date will be known as the Rider Reset Effective Date.

5. May You Cancel the Reset Of The GIPR Guaranteed Amount?

You may cancel your request to reset the GIPR Guaranteed Amount at any time prior to or within thirty (30) days after the Rider Reset Effective Date. If you cancel your reset request, no change will be made to the Rider Effective Date, the Rider Maturity Date, the rider charge percentage and the Rider Risk Charge Adjustment percentage.

6. How Does This Rider Affect Your Ability To Change Premium Allocations and/or To Make Transfers Among GIPR Allocation Alternatives?

Under this Rider, the selection of Investment Divisions and the percentage of the Premium Payment(s) that you are permitted to allocate to the Investment Divisions are restricted in accordance with the Asset Allocation Categories and Asset Allocation Models provided on the Rider Data Page.

Subject to the restrictions stated in this Rider, you must allocate your Premium Payment(s) to the GIPR Allocation Alternatives provided on the Rider Data Page. In addition, all transfers must be made between one or more of the GIPR Allocation Alternatives available under this Rider, and in accordance with Provision 9 of this Rider.

If you elect to allocate a Premium Payment or schedule a transfer to an unavailable investment option, your election will be pended and you will be given the opportunity to cancel or modify your election. If you decline to cancel or modify your election, you must exercise your right to cancel this Rider as described in Provisions 15 and16 of this Rider. A Rider Risk Charge Adjustment may be imposed.

These restrictions will terminate when this Rider ends as described in Provision 17 of this Rider.

7. Are Your Allocations To The Investment Divisions Automatically Rebalanced?

While the restrictions described in the Rider Data Page and Provision 6 of this Rider are in effect, we will periodically assess your current allocations in the selected Asset Allocation

Category(ies) or Asset Allocation Model, and automatically rebalance those allocations to conform to your most recent allocation instructions. The frequency of the automatic rebalance is shown on the Rider Data Page.

8. What Happens If Changes Are Made To The GIPR Allocation Alternatives?

We may discontinue offering an Investment Division that has merged with an Investment Division not offered with this Rider, or has been otherwise restricted by that Investment Division’s investment advisor. We may also make changes by adding or removing Asset Allocation Categories, re-classifying Investment Divisions from one Asset Allocation Category to another, or adding or removing Investment Divisions offered with this Rider. These changes can be made at any time and may impact your Investment Division allocations. In those instances, we will promptly notify you of these changes. You must submit a new allocation request with conforming allocation instructions. If we do not receive a new allocation request within sixty (60) days after the notification date, we will move the excess percentage amount or the full amount, into a money market fund that we currently make available, as necessary due to the circumstances of the change to the Investment Divisions. At the next automatic rebalance, any amount being held in the money market fund will be appropriately reallocated pro-rata in accordance with your current allocation instructions. If there are no other Investment Divisions available, the excess percentage will stay in the money market fund until we receive your new allocation instructions.

You will not be provided with information regarding any updates to the allocation percentages in the Asset Allocation Models, or the creation of new Asset Allocation Models. We will not reallocate your Variable Accumulation Value based on any such updates or the existence of a new Asset Allocation Model. However, your Asset Allocation Model could change due to events that may impact the Investment Divisions as noted above. You may obtain information on new or updated Asset Allocation Models by contacting your registered representative. You should consult your registered representative periodically to consider whether the Asset Allocation Model you have selected is still appropriate for you. If you wish to allocate your Variable Accumulation Value to another Asset Allocation Model, you may do so by notifying us in writing, subject to availability. In some instances, there may be an Asset

Allocation Model that is no longer available after you remove your Variable Accumulation Value from it. Any existing Variable Accumulation Value allocated to an Asset Allocation Model that is closed to new investments will remain allocated to that Asset Allocation Model, and we will continue to rebalance it until you remove your allocations from it.

9. How Does This Rider Restrict Transfers Between The Investment Options?

Due to the investment restrictions under this Rider, you may only make a transfer between the GIPR Allocation Alternatives by submitting a new allocation request to us with conforming allocation instructions. In addition, the Automatic Asset Reallocation Option provided in this Policy is not available while this Rider is in effect.

If the DCA Advantage Account is available, and all or a portion of your Premium Payment is allocated to the DCA Advantage Account, automatic transfers from this account will be made to the same Investment Divisions in the same percentages as provided by your conforming Investment Division allocation request. You may not make transfers (in addition to the automatic transfers) from the DCA Advantage Account.

10. How Are Partial Withdrawals Affected By The Allocation Restrictions?

Partial Withdrawals will be withdrawn on a pro-rata basis from each GIPR Allocation Alternative. As a result, under this Rider you will not be permitted to specify the percentage to be withdrawn from each GIPR Allocation Alternative, as provided in this Policy.

11. Are Charges Deducted From This Policy For This Benefit?

A charge is deducted each Policy quarter and is determined as a percentage of the GIPR Guaranteed Amount at that time. Although the amount of the charge is determined by the GIPR Guaranteed Amount, no reductions are made to the GIPR Guaranteed Amount as a result of the charge. Instead, the charge will be deducted each applicable Policy quarter, on a pro-rata basis, from each GIPR Allocation Alternative you have selected. The charge percentage in effect on the Rider Effective Date will not change after this Rider is issued unless you reset the GIPR Guaranteed Amount.

If you reset the GIPR Guaranteed Amount, the charge percentage may change. The new charge percentage will be effective on the Rider Reset Effective Date and may be more or less than the charge percentage in effect prior to the Rider Reset Effective Date, subject to the maximum percentage described below.

The current charge percentage that is in effect for this Policy on the date we receive your request to reset this Rider will remain in effect until the first Policy quarter following the Rider Reset Effective Date. Beginning on the first Policy quarter following the Rider Reset Effective Date, the new Rider charge will be the charge percentage currently in effect for newly issued policies. The new charge will be applied as a percentage of the reset GIPR Guaranteed Amount. You will be notified in writing of the new charge percentage. No change will be made to the charge percentage if you cancel your request to reset the GIPR Guaranteed Amount, as described in Provision 5 of this Rider.

The maximum charge percentage for this Rider is [one and one-half percent (1.50%)] annually based on the GIPR Guaranteed Amount.

Rider charges will no longer be deducted when this Rider ends, as provided in Provision 17 of this Rider.

12. What Happens To The GIPR Guaranteed Amount If Additional Premium Payments Are Made To This Policy?

Only the Premium Payments received and any Premium Credits and/or Breakpoint Credits applied, during the first Policy Year will be included in the GIPR Guaranteed Amount. If you elect to reset the GIPR Guaranteed Amount, Premium Payments received and any Premium Credits and/or Breakpoint Credits applied after the Rider Reset Effective Date will not be included in the GIPR Guaranteed Amount.

13. What Happens If You Surrender The Policy Before The Rider Maturity Date?

If you surrender the Policy before the Rider Maturity Date, this Rider will end and the provisions under this Rider will no longer apply. Upon surrender, you will receive the Policy’s current Accumulation Value less any applicable Surrender Charges and additional fees and charges that may apply.

14. Will The GIPR Guaranteed Amount Be Included In The Report To Owner?

At least once each Policy Year, NYLIAC will provide a report to Owner that will include the

GIPR Guaranteed Amount for the current reporting period.

15. Can This Rider Be Cancelled?

Within thirty (30) days after delivery of this Policy and Rider, you may cancel this Rider by providing to us, or to the registered representative through whom it was purchased, a written request for a cancellation. Upon receipt of this request, we will promptly cancel this Rider, and refund any charges that may have been assessed for this Rider. This Rider cannot be re-elected once it has been cancelled.

16. What Happens If You Cancel This Rider After The

30-Day Review Period?

You have the right to cancel this Rider. However, we will deduct a Rider Risk Charge Adjustment from the Policy’s Accumulation Value upon any cancellation. The cancellation will be effective on the date we receive your request. The Rider Risk Charge Adjustment is determined as a percentage of the GIPR Guaranteed Amount at that time and will be deducted from each GIPR Allocation Alternative on a pro-rata basis.

The percentage used to determine the Rider Risk Charge Adjustment will not change once it is set on the Rider Effective Date unless you reset the GIPR Guaranteed Amount. If you reset the GIPR Guaranteed Amount, a new percentage will apply, effective on the Rider Reset Effective Date. This new percentage will be the percentage in effect for newly issued policies and may be more or less than the percentage in effect prior to Rider Reset Effective Date. The maximum Rider Risk Charge Adjustment is [two percent (2%)] of the GIPR Guaranteed Amount.

The Rider Risk Charge Adjustment will not apply to any withdrawals made, or upon surrender of this Policy.

17. When Does This Rider End?

This Rider will end on the earliest to occur of the following events:

a)	The Rider Maturity Date;

b)	If Income Payments begin;
c)	If you surrender the Policy;

d)	If you cancel this Rider;

e)	If we terminate the Policy as described in the Policy’s termination provision;

f)	If there is a change of ownership, or an assignment, of the Policy unless:

i)	the new Owner or assignee assumes full ownership of the contract and is essentially the same person (e.g. an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner’s lifetime, etc.);

ii)	the Owner’s spouse, when designated as the sole primary Beneficiary, continues the Policy after the Owner dies, as described in the applicable provision of the Policy; or

iii)	the assignment is for the purposes of effectuating a 1035 exchange of the contract (i.e. the Rider may continue during the temporary assignment period and not terminate until the contract is actually surrendered).

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

President

Secretary